Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Forms S-8 No. 333-188545 and No. 333-218750) pertaining to the Amended and Restated 2013 Equity Incentive Plan of Armada Hoffler Properties, Inc., and
(2)Registration Statements (Forms S-3 No. 333-236982, No. 333-204063 and No. 333-214176) of Armada Hoffler Properties, Inc.;

of our reports dated February 23, 2022, with respect to the consolidated financial statements of Armada Hoffler Properties, Inc. and the effectiveness of internal control over financial reporting of Armada Hoffler Properties, Inc. included in this Annual Report (Form 10-K) of Armada Hoffler Properties, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Richmond, Virginia
February 23, 2022